As filed with the Securities and Exchange Commission on May 9, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

U.S. AUTO PARTS NETWORK, INC.

(Exact name of registrant as specified in its charter)

Delaware	68-0623433
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

16941 Keegan Avenue

Carson, California 90746

(310) 735-0092

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bryan P. Stevenson VP, General Counsel U.S. Auto Parts Network, Inc. 16941 Keegan Avenue Carson, California 90746 (310) 735-0092	Copy to: Matthew T. Browne, Esq. Nathan J. Nouskajian, Esq. Cooley LLP 4401 Eastgate Mall San Diego, California 92121
(Name, address, including zip code, and telephone number, including area code, of agent for service)	(858) 550-6000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Number of Shares to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	5,049,997	$1.25	$6,312,496	$861

(1)	Includes 4,149,997 shares of common stock issuable upon the conversion of outstanding shares of Series A Convertible Preferred Stock and up to 900,000 shares of common stock that may be issued as dividends on the outstanding shares of Series A Convertible Preferred Stock. Pursuant to Rule 416 under the Securities Act of 1933, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low prices for the common stock on May 2, 2013, as reported by The NASDAQ Global Market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated May 9, 2013

PROSPECTUS

Up to 5,049,997 Shares of

Common Stock

This prospectus relates to the resale, from time to time, of up to 5,049,997 shares of our common stock by the selling stockholders named herein. See “Selling Stockholders” beginning on page 8. Of the shares to be offered hereby, 4,149,997 shares are issuable upon conversion of shares of our Series A Convertible Preferred Stock that were acquired by the selling stockholders in closings of a private placement on March 25, 2013 and April 5, 2013 and 900,000 shares may be acquired by the selling stockholders upon issuance by us from time to time of dividends paid in shares of our common stock on such shares of Series A Convertible Preferred Stock. We will not receive any of the proceeds from the sale of these shares.

The selling stockholders may sell the shares of common stock described in this prospectus to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus.

Our common stock is listed on The NASDAQ Global Market under the symbol “PRTS”. On May 7, 2013, the last reported sale price of our common stock was $1.46 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” on page 4 of this prospectus and as updated in our future filings made with the Securities and Exchange Commission, which are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May     , 2013.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the section entitled “Risk Factors”, any prospectus supplement and the documents that we incorporate by reference into this prospectus, before making an investment decision.

U.S. AUTO PARTS NETWORK, INC.

Company Overview

We are one of the leading online sources for automotive aftermarket parts and repair information. Our vision is that vehicle owners never overpay for service and repair. Our mission is to be the service and repair advocate for vehicle owners, to increase their confidence in the repair process, and to provide the most affordable option for their service and repair needs.

We principally sell our products, identified as stock keeping units, or SKUs, to individual consumers through our network of websites and online marketplaces. Our user-friendly websites provide customers with a comprehensive selection of approximately 1.1 million SKUs with detailed product descriptions and photographs. We have developed a proprietary product database that maps our SKUs to product applications based on vehicle makes, models and years.

Our online sales channel and relationships with suppliers enable us to eliminate several intermediaries in the traditional auto parts supply chain and offer a broad selection of SKUs. Additionally, as an online retailer, we believe greater economies of scale can be achieved online than in brick and mortar stores.

We were incorporated in Delaware in 1995 as a distributor of aftermarket auto parts and launched our first website in 2000. Since then, we have continued to expand our online operations, increasing the number of SKUs sold through our e-commerce network, adding additional websites, improving our internet marketing proficiency, and commencing sales on online marketplaces. In October 2008, we acquired AutoMD.com for the purpose of developing content and a user community to educate consumers on maintenance and service of their vehicles. The site provides auto information, with tools for diagnosing car troubles, locating repair shops and do-it-yourself, or DIY, repair guides. Currently, AutoMD estimates auto repair costs to make servicing your car less stressful. The repair cost calculator uses real-time shop repair estimates from accredited repair shops in the United States.

In August 2010, we acquired all of the issued and outstanding shares of Automotive Specialty Accessories and Parts, Inc. and its wholly-owned subsidiary Whitney Automotive Group, Inc., at the time, the nation’s leading catalog and internet direct marketer of automotive aftermarket performance parts and accessories. This acquisition has expanded our product line into all terrain vehicles, recreational vehicles and motorcycles, as well as provided us deep product knowledge into niche segments like Jeep, Volkswagen and trucks. The expansion of our product line increases our ability to reach customers in the DIY automobile and off-road accessories market. Our flagship websites are located at www.autopartswarehouse.com, www.jcwhitney.com, and www.AutoMD.com and our corporate website is located at www.usautoparts.net.

The Offering

Common stock to be offered by the selling stockholders	5,049,997 shares (1)

Use of Proceeds	We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.

Nasdaq Global Market Symbol	PRTS

(1)	Includes 900,000 shares that may be acquired by the selling stockholders upon issuance by us from time to time of dividends paid in shares of our common stock on shares of our Series A Convertible Preferred Stock.

The selling stockholders named in this prospectus may offer and sell up to 5,049,997 shares of our common stock, including 900,000 shares that may be acquired by the selling stockholders upon issuance by us from time to time of dividends paid in shares of our common stock on our Series A Convertible Preferred Stock, $0.001 par value per share, or Series A Convertible Preferred. Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholders, we are referring to the shares of common stock issuable upon conversion of shares of our Series A Convertible Preferred that have been issued pursuant to the Securities Purchase Agreement in the private placement described below, or that may be acquired by the selling stockholders upon issuance by us from time to time of dividends paid in shares of our common stock on such shares of Series A Convertible Preferred. When we refer to the selling stockholders in this prospectus, we are referring to the purchasers in the private placement who are named in this prospectus as the selling stockholders and, as applicable, any donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as a gift, pledge, or other non-sale related transfer.

Private Placement

On March 25, 2013, we entered into a Securities Purchase Agreement, or the Purchase Agreement, with the selling stockholders pursuant to which we sold an aggregate of 4,149,997 shares of our Series A Convertible Preferred in closings of a private placement on March 25, 2013 and April 5, 2013, or the private placement, and at a purchase price per share of $1.45 for aggregate proceeds to us over all closings of approximately $6.0 million.

The Series A Convertible Preferred sold in the private placement, and the shares of our common stock issuable upon conversion of such Series A Convertible Preferred, were exempt from registration under the Securities Act of 1933, as amended, or the Securities Act, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(2) of and Regulation D promulgated under the Securities Act.

Recent Developments

On March 27, 2013, we entered into a Common Stock Purchase Agreement with William Blair & Company, LLC pursuant to which we agreed to sell up to 2,050,000 shares of our common stock at a purchase price per share of $1.09 for aggregate proceeds of approximately $2.2 million. The transaction closed on April 3, 2013 and we incurred issuance costs of approximately $0.6 million. We used the net proceeds to reduce ourrevolving loan payable.

On April 17, 2013, our wholly-owned subsidiary, Whitney Automotive Group (“WAG”), Inc. closed the sale of its facility in LaSalle, Illinois for $9,750,000 pursuant to the purchase and sale agreement dated April 17, 2013 between WAG and STORE Capital Acquisitions, LLC. We used the net proceeds of $9.6 million from this sale to reduce our revolving loan payable. Under the terms of the purchase and sale agreement, simultaneously with the execution of the purchase and sale agreement and the closing of the sale of the property, we entered into a lease agreement with STORE Master Funding III, LLC (“STORE”) whereby we leased back the property for our continued use as an office, retail and warehouse facility for storage, sale and distribution of automotive parts, accessories and related items for 20 years commencing upon the execution of the lease and terminating on April 30, 2033. Our initial base annual rent is $853,125 for the first year (“Base Rent Amount”), after which the rental amount will increase annually on May 1 by the lesser of 1.5% or 1.25 times the change in the Consumer Price Index as published by the U.S. Department of Labor’s Bureau of Labor Statistics, except that in no event will the adjusted annual rental amount fall below the Base Rent Amount. We were not required to pay any security deposit. Under the terms of the lease, we are required to pay all taxes associated with the lease, pay for any required maintenance on the property, maintain certain levels of insurance and indemnify STORE for losses incurred that are related to our use or occupancy of the property. We expect the lease to be accounted for as a capital lease and the $0.4 million excess of the net proceeds over the net carrying amount of the property will be amortized on a straight-line basis over the lease term of 20 years.

Corporate Information

We were incorporated in Delaware in 1995. Our principal executive offices are located at 16941 Keegan Avenue, Carson, California 90746. Our telephone number is (424) 702-1455. Our corporate website is www.usautoparts.net. We make available free of charge through our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission, or SEC. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus and should not be considered part of this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before you make a decision to invest in our common stock, you should consider carefully the risks described below, together with other information in this prospectus, the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 29, 2012, as amended, and in subsequent filings we make under the Exchange Act and the other documents which are incorporated by reference herein and therein. If any of the following events, or the events described in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 29, 2012, as amended, and in subsequent filings we make under the Exchange Act, actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. These risks are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business operations.

You may experience future dilution as a result of future equity offerings or other equity issuances.

To raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. Our Board of Directors has the authority to establish the designation of additional shares of preferred stock that may be convertible into common stock without any action by our stockholders, subject to certain limitations provided for under the terms of our existing preferred stock, and to fix the rights, preferences, privileges and restrictions, including voting rights, of such shares. Any such additional shares of preferred stock may have rights, preferences and privileges senior to those of outstanding common stock, and the issuance and conversion of any such preferred stock would further dilute the percentage ownership of our stockholders. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by purchasers of shares from the selling stockholders, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share paid by purchasers of shares from the selling stockholders.

The rights of holders of our common stock are subordinate to rights, preferences and privileges of our existing preferred stock, and such rights, preferences and privileges may restrict our financial and operational flexibility.

Under the authority granted by our second amended and restated certificate of incorporation, our Board of Directors has established our Series A Convertible Preferred which has various rights, preferences and privileges senior to the shares of our common stock. For example, in the event of a change of control, the Series A Convertible Preferred is entitled to receive, prior and in preference to any distribution to the common stock, an amount equal to $1.45 per share, plus all then-accrued but unpaid dividends on such Series A Convertible Preferred. Dividends on the Series A Convertible Preferred are payable quarterly, subject to the satisfaction of certain conditions, at a rate of $0.058 per share per annum in cash, in shares of common stock or in any combination of cash and common stock as determined by our Board of Directors. While we may, at our election, subject to the satisfaction of certain conditions, pay any accrued but unpaid dividends on the Series A Convertible Preferred in either cash or in common stock, we may be unable to satisfy the requisite conditions for paying dividends in common stock and, under such circumstances, we will be required to pay such accrued but unpaid dividends in cash. In such circumstances, we will be required to use cash that would otherwise be used to fund our ongoing operations to pay such accrued but unpaid dividends. To the extent we do pay dividends in common stock, the ownership percentage of our common stockholders who are not holders of the Series A Convertible Preferred will be diluted. Our Series A Convertible Preferred is initially convertible for 4,149,997 shares of common stock, and to the extent that the Series A Convertible Preferred is converted, the ownership percentage of our common stockholders who are not converting holders of the Series A Convertible Preferred will be diluted. Additionally, without the requisite approval of our Series A Convertible Preferred, we are restricted from issuing any shares of our capital stock with rights, preferences or privileges that are equal or senior to the rights, preferences or privileges of the Series A Convertible Preferred. As a result of these rights and restrictions, our ability to finance our operations through the issuance of additional shares of our capital stock is limited.

If we do not meet continued listing requirements, our common stock may be delisted from The Nasdaq Global Market.

The Nasdaq Global Market imposes, among other requirements, listing maintenance standards as well as minimum bid and public float requirements. If we do not meet such requirements or otherwise fail to meet the requirements of Nasdaq, we would fail to be in compliance with Nasdaq’s continued listing standards and, if we are unable to cure the non-compliance within 180 days, our common stock may be delisted from The Nasdaq Global Market and we may not be able to maintain the continued listing of our common stock on The Nasdaq Global Market. Delisting could adversely affect the market liquidity of our common stock and the market price of our common stock could decrease. Such delisting could also adversely affect our ability to obtain financing for the continuation of our operations.

FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference herein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “may,” “will,” “intends,” “plans,” “believes,” “anticipates,” “expects,” “estimates,” “predicts,” “potential,” “continue,” “likely,” “unlikely” or “opportunity,” the negative of these words or words of similar import. Similarly, statements that describe our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. Discussions containing these forward-looking statements may be found, among other places, in the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections incorporated by reference from our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. These forward-looking statements are based largely on our expectations and projections about future events and future trends affecting our business, and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The risks and uncertainties include, among others, those noted in the sections entitled “Risk Factors” in this prospectus and included in the documents that we incorporate by reference herein.

In addition, past financial and/or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the filing of this prospectus or the filing of any documents incorporated by reference herein that include forward-looking statements.

USE OF PROCEEDS

The proceeds from the sale of the common stock under this prospectus will belong to the selling stockholders. We will not receive any proceeds from the sale of common stock under this prospectus by the selling stockholders. While we will not receive any proceeds from this offering, we did receive net proceeds from the selling stockholders of approximately $5.2 million from the sale of our Series A Convertible Preferred to the selling stockholders in the private placement based on the offering price of $1.45 per share of Series A Convertible Preferred and after deducting our estimated offering expenses of $0.8 million, which we used to repay borrowings under our revolving credit facility with JPMorgan Chase Bank, N.A., or Chase, without any corresponding decrease in Chase’s commitments to make revolving loans available to us under that credit facility. Amounts outstanding under our credit facility with Chase bear interest, at our option, at a per annum rate equal to either (a) LIBOR plus an applicable margin of 1.50%, or (b) an “alternate base rate” minus an applicable margin of 0.50%. Each applicable margin as set forth in the prior sentence is subject to increase or decrease by 0.25% per annum based upon our fixed charge coverage ratio. At March 30, 2013, our LIBOR based interest rate was 2.0% (on $10.0 million principal) and our prime based rate was 3.0% (on $2.1 million principal). The outstanding amounts under the credit facility are currently scheduled to mature on April 26, 2017. We have used the proceeds of borrowings under our credit facility with Chase to repay in full our previous credit facility with Silicon Valley Bank, which was subsequently terminated, and to fund general working capital needs.

SELLING STOCKHOLDERS

On March 25, 2013, we entered into the Purchase Agreement pursuant to which we sold an aggregate of 4,149,997 shares of our Series A Convertible Preferred to the selling stockholders in the private placement at a purchase price per share of $1.45 for aggregate proceeds to us over all closings of approximately $6.0 million.

This prospectus relates to the possible resale by the selling stockholders of the shares of our common stock issuable upon conversion of the shares of Series A Convertible Preferred they acquired under the Purchase Agreement or that may be issued by us from time to time as dividends paid in shares of our common stock on such Series A Convertible Preferred. For additional information regarding the Series A Convertible Preferred, see the description of the Series A Convertible Preferred in the Current Report on Form 8-K we filed with the SEC on March 25, 2013, and the Certificate of Designation, Preferences and Rights of the Series A Convertible Preferred Stock filed as an exhibit to such Current Report on Form 8-K.

The selling stockholders may sell up to 5,049,997 shares of our common stock pursuant to this prospectus. Robert J. Majteles, our Chairman of the Board of Directors, and Fredric W. Harman and Sol Khazani, each also a current director of us, are selling stockholders or affiliated with one or more of the selling stockholders as described below. Except for these affiliations, their ownership of the shares of common stock and the material relationships described in the table below, the selling stockholders have not had any material relationship with us or our affiliates within the past three years.

The table below, including the footnotes, lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock held by each of the selling stockholders based in part on information provided to us by the selling stockholders. The percentages of shares owned prior to and after the offering are based on 33,209,442 shares of our common stock outstanding as of May 6, 2013. The number of shares beneficially owned prior to the offering indicates the number of shares of common stock beneficially owned by each selling shareholder as of May 6, 2013.

The maximum number of shares to be sold column indicates the total number of shares of our common stock that each selling stockholder may offer under this prospectus and, as set forth in the footnotes, includes for each selling stockholder an additional 900,000 shares of our common stock that may be collectively sold by all selling stockholders in the aggregate and that the selling stockholders may receive from us from time to time as dividends on the Series A Convertible Preferred. Such dividends are payable quarterly at a rate of $0.058 per share of Series A Convertible Preferred per annum and any such dividend may be paid to each selling stockholder in cash, in shares of common stock or in any combination of cash and common stock, subject to certain restrictions, as determined by our Board of Directors and may be paid differently to different selling stockholders. The actual allocation of such 900,000 shares amongst the selling stockholders will depend upon the actual number of such shares sold by the selling stockholders pursuant to this prospectus in the future, with any single selling stockholder potentially selling up to all 900,000 shares pursuant to this prospectus, but in no event will the aggregate sales by all selling stockholders pursuant to this prospectus of shares of our common stock received from us from time to time as dividends on the Series A Convertible Preferred exceed 900,000 shares.

The shares beneficially owned after offering numbers assume the sale of all of the shares offered by the selling stockholders pursuant to this prospectus. However, because the selling stockholders may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of any sales. We do not know how long any of the selling stockholders will hold the shares before selling them. Information concerning the selling stockholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required.

Name of Selling Stockholder	SHARES BENEFICIALLY OWNED PRIOR TO OFFERING			MAXIMUM NUMBER OF SHARES TO BE SOLD PURSUANT TO THIS PROSPECTUS(1)	SHARES BENEFICIALLY OWNED AFTER OFFERING
			Percent		Number	Percent
Oak Investment Partners XI, L.P.	10,712,795	(2)	26.3%	2,279,310	9,333,485	25.5%

Nia Family Living Trust DTD 09-02-04 Mehran Nia and Fariba Nia TTEES L.P.	4,642,073	(3)	11.4%	1,934,482	3,607,591	9.8%
Mina Khazani Living Trust DTD 11-09-07 Mina Khazani TTEE	2,400,982	(4)	5.9%	1,934,482	1,366,500	3.7%

Sol Khazani Living Trust	2,515,017	(5)	6.2%	1,244,827	2,170,190	5.9%
Elyashar Living Trust	956,896	(6)	2.3%	1,106,896	750,000	2.0%
Robert J. Majteles	632,200	(7)	1.6%	1,050,000	482,200	1.3%

(1)	Includes for each selling stockholder an additional 900,000 shares of our common stock that may be collectively sold by all selling stockholders in the aggregate and that the selling stockholders may receive from us from time to time as dividends on the Series A Convertible Preferred. Such dividends are payable quarterly at a rate of $0.058 per share of Series A Convertible Preferred per annum and any such dividend may be paid to each selling stockholder in cash, in shares of common stock or in any combination of cash and common stock, subject to certain restrictions, as determined by our Board of Directors and may be paid differently to different selling stockholders. The actual allocation of such 900,000 shares amongst the selling stockholders will depend upon the actual number of such shares sold by the selling stockholders pursuant to this prospectus in the future, with any single selling stockholder potentially selling up to all 900,000 shares pursuant to this prospectus, but in no event will the aggregate sales by all selling stockholders pursuant to this prospectus of shares of our common stock received from us from time to time as dividends on the Series A Convertible Preferred exceed 900,000 shares.
(2)	Consists of (i) 9,333,485 shares of common stock owned directly by Oak Investment Partners XI, L.P. and (ii) 1,379,310 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred. Mr. Harman is a Managing Member of Oak Associates XI, LLC (“Oak Associates”), the general partner of Oak Investment Partners XI, L.P. (“Oak Partners”). Mr. Harman has shared power to vote and shared power to dispose of the shares held by Oak Partners. The names of the parties who share power to vote and dispose of the shares held by Oak Partners with Mr. Harman are Bandel L. Carano, Ann H. Lamont, Edward F. Glassmeyer, and Gerald R. Gallagher, all of whom are Managing Members of Oak Associates. Mr. Harman, Bandel L. Carano, Ann H. Lamont, Edward F. Glassmeyer, and Gerald R. Gallagher each disclaims beneficial ownership of the shares held by Oak Partners, except to the extent of each such person’s pecuniary interest therein.
(3)	Consists of (i) 3,179,633 shares of common stock owned directly by the Nia Family Living Trust, Dated September 2, 2004, (ii) 213,979 shares of common stock owned directly by the Mehran Nia Annuity Trust, Dated November 18, 2006, (iii) 213,979 shares of common stock owned directly by the Fariba Nia Annuity Trust, Dated November 18, 2006 and (iv) 1,034,482 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred. Mr. Nia has shared power to vote or to direct the vote of and the shared power to dispose or to direct the disposition of shares in the aggregate, and is thus deemed to beneficially own such shares, in his capacity as trustee or co-trustee of several trusts. Mr. Nia additionally shares the right to receive dividends from, and the proceeds from the sale of, the shares. Beginning in November 2003, we leased our former corporate headquarters and primary warehouse from Nia Chloe, LLC of which Mr. Nia is a member.
(4)	Consists of 1,366,500 shares of common stock owned directly by the Mina Khazani Living Trust, Dated May 30, 2007 and (ii) 1,034,482 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred. Ms. Khazani has shared power to vote or to direct the vote of and the shared power to dispose or to direct the disposition of shares in the aggregate, and is thus deemed to beneficially own such shares, in her capacity as trustee the trust. Ms. Khazani additionally shares the right to receive dividends from, and the proceeds from the sale of, the shares.

(5)	Consists of (i) 1,956,211 shares of common stock owned directly by the Sol Khazani Living Trust Established June 1, 2007, of which Mr. Khazani is the sole trustee, (ii) 213,979 shares of common stock owned directly by the Sol Khazani Annuity Trust Established November 18, 2006, of which Mr. Khazani is the sole trustee and (iii) 344,827 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred. Mr. Khazani has shared power to vote or to direct the vote of and the shared power to dispose or to direct the disposition of shares in the aggregate, and is thus deemed to beneficially own such shares, in his capacity as trustee of several trusts. Mr. Khazani additionally shares the right to receive dividends from, and the proceeds from the sale of, the shares. Beginning in November 2003, we leased our former corporate headquarters and primary warehouse from Nia Chloe, LLC of which Mr. Khazani is a member.
(6)	Consists of (i) 750,000 shares of common stock and (ii) 206,896 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred.
(7)	Consists of (i) 65,000 shares of common stock, (ii) 417,200 shares issuable upon exercise of outstanding options which are exercisable as of May 6, 2013 or within 60 days after such date and (iii) 150,000 shares of common stock issuable upon conversion of shares of Series A Convertible Preferred. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Shares subject to options that are exercisable within 60 days following April 23, 2013 are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

.

PLAN OF DISTRIBUTION

This prospectus relates to the possible resale from time to time by the selling stockholders of any or all of the shares of common stock issuable upon the conversion of the Series A Convertible Preferred acquired by the selling stockholders in the private placement and up to 900,000 shares of common stock that may be acquired by the selling stockholders upon issuance by us from time to time of dividends paid in shares of our common stock on such shares of Series A Convertible Preferred. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We did receive net proceeds from the selling stockholders of approximately $5.2 million from the sale of our Series A Convertible Preferred to the selling stockholders in the private placement. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•

through the writing or settlement of options, whether such options are listed on an options exchange or otherwise, after the effective date of the registration statement of which this prospectus is a part;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	“at the market” or through market makers or into an existing market for the shares;

•	short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	through the distribution of the shares by any selling stockholder to its partners, members or stockholders;

•	broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the Series A Convertible Preferred or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the Purchase Agreement, estimated to be $51,861 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the Purchase Agreement or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related Purchase Agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the common stock being offered hereby will be passed upon by Cooley LLP, San Diego, California.

EXPERTS

The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 29, 2012, as amended, and the effectiveness of our internal control over financial reporting as of December 29, 2012, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus until the termination of the offering of common stock covered by this prospectus (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 29, 2012 filed with the SEC on March 25, 2013, as amended by Form 10-K/A filed with the SEC on April 26, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended March 30, 2013 filed with the SEC on May 7, 2013;

•

our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on February 22, 2013, February 28, 2013, March 25, 2013, March 28, 2013, April 23, 2013 and April 26, 2013;

•

the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on January 23, 2007, including any amendments or reports filed for the purposes of updating this description; and

•

all filings we make with the SEC pursuant to the Exchange Act after the date of the initial registration statement, of which this prospectus is a part, and prior to the effectiveness of the registration statement (excluding any portion of such documents which are furnished and not filed with the SEC).

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

U.S. Auto Parts Network, Inc.

16941 Keegan Avenue

Carson, California 90746

(310) 735-0553

This prospectus is part of a registration statement we filed with the SEC. That registration statement and the exhibits filed along with the registration statement contain more information about us. Because information about documents referred to in this prospectus is not always complete, you should read the full documents which are filed as exhibits to the registration statement. You may read and copy the full registration statement and its exhibits at the SEC’s public reference rooms or their website.

No one has been authorized to give any information or to make any representations other than contained or incorporated by reference in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstance, create any implication that there has not been any change in our affairs since the date hereof.

UP TO 5,049,997 SHARES OF

COMMON STOCK

PROSPECTUS

May     , 2013

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, all of which shall be borne by us, in connection with the offering of the common stock pursuant to this registration statement:

Registration Fee	$861
Legal Fees and Expenses	$25,000	*
Accounting Fees	$25,000	*
Miscellaneous	$1,000	*

Total	$51,861

*	Estimated

Item 15. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Our second amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the DGCL.

As permitted by the DGCL, we have entered into indemnity agreements with each of our directors and executive officers, that require us to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of ours or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may include a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Insofar as indemnification for liabilities under the Securities Act of 1933, as amended, may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 16. Exhibits.

Exhibits:	Description

2.1	Acquisition Agreement dated May 19, 2006 by and among U.S. Auto Parts Network, Inc. and Partsbin, Inc., on the one hand, and The Partsbin.com, Inc., All OEM Parts, Inc., Power Host, Inc., Auto Parts Web Solutions, Inc., Web Chat Solutions, Inc., Everything Internet, LLC, Richard E. Pine, Lowell E. Mann, Brian Tinari and Todd Daugherty, on the other hand (incorporated by reference to the exhibit of the same number from the registration statement on Form S-1 of U.S. Auto Parts Network, Inc. (File No. 333-138379) initially filed with the Securities and Exchange Commission on November 2, 2006, as amended)

2.2	Stock Purchase Agreement executed August 2, 2010 among the Acquisition Sub, Automotive Specialty Accessories and Parts, Riverside and the other stockholders of Automotive Specialty Accessories and Parts (incorporated by reference to Exhibit 10.57 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 4, 2010)

3.1	Second Amended and Restated Certificate of Incorporation of U.S. Auto Parts Network, Inc. as filed with the Delaware Secretary of State on February 14, 2007 (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2007)

3.2	Amended and Restated Bylaws of U.S. Auto Parts Network, Inc. (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2007)

3.3	Certificate of Designation, Preferences and Rights of the Series A Convertible Preferred Stock of U.S. Auto Parts Network, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 25, 2013)

4.1	Reference is made to Exhibits 3.1, 3.2 and 3.3 above.

4.2	Specimen common stock certificate (incorporated by reference to the exhibit of the same number from the registration statement on Form S-1 of U.S. Auto Parts Network, Inc. (File No. 333-138379) initially filed with the Securities and Exchange Commission on November 2, 2006, as amended)

Exhibits:	Description

4.3	Securities Purchase Agreement dated March 25, 2013 by and among U.S. Auto Parts Network, Inc. and the Purchasers listed therein (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 25, 2013)

5.1	Opinion of Cooley LLP

23.1	Consent of Cooley LLP (included as Exhibit 5.1 to this filing)

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on the signature page hereto)

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses field in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(8)	The undersigned Registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carson, State of California, on May 9, 2013.

U.S. AUTO PARTS NETWORK, INC.

By:	/s/ Shane Evangelist
Shane Evangelist Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints SHANE EVANGELIST and DAVID ROBSON, and each or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments pursuant to Rule 462(b) under the Securities Act) to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shane Evangelist Shane Evangelist	Chief Executive Officer and Director (Principal Executive Officer)	May 9, 2013

/s/ David Robson David Robson	Chief Financial Officer (Principal Financial and Accounting Officer)	May 9, 2013

/s/ Robert J. Majteles Robert J. Majteles	Chairman of the Board of Directors	May 9, 2013

/s/ Joshua L. Berman Joshua L. Berman	Director	May 9, 2013

/s/ Fredric W. Harman Fredric W. Harman	Director	May 9, 2013

/s/ Sol Khazani Sol Khazani	Director	May 9, 2013

/s/ Warren B. Phelps III Warren B. Phelps III	Director	May 9, 2013

/s/ Ellen F. Sminoff Ellen F. Siminoff	Director	May 9, 2013

EXHIBIT INDEX

Exhibits:	Description

2.1	Acquisition Agreement dated May 19, 2006 by and among U.S. Auto Parts Network, Inc. and Partsbin, Inc., on the one hand, and The Partsbin.com, Inc., All OEM Parts, Inc., Power Host, Inc., Auto Parts Web Solutions, Inc., Web Chat Solutions, Inc., Everything Internet, LLC, Richard E. Pine, Lowell E. Mann, Brian Tinari and Todd Daugherty, on the other hand (incorporated by reference to the exhibit of the same number from the registration statement on Form S-1 of U.S. Auto Parts Network, Inc. (File No. 333-138379) initially filed with the Securities and Exchange Commission on November 2, 2006, as amended)

2.2	Stock Purchase Agreement executed August 2, 2010 among the Acquisition Sub, Automotive Specialty Accessories and Parts, Riverside and the other stockholders of Automotive Specialty Accessories and Parts (incorporated by reference to Exhibit 10.57 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 4, 2010)

3.1	Second Amended and Restated Certificate of Incorporation of U.S. Auto Parts Network, Inc. as filed with the Delaware Secretary of State on February 14, 2007 (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2007)

3.2	Amended and Restated Bylaws of U.S. Auto Parts Network, Inc. (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2007)

3.3	Certificate of Designation, Preferences and Rights of the Series A Convertible Preferred Stock of U.S. Auto Parts Network, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 25, 2013)

4.1	Reference is made to Exhibits 3.1, 3.2 and 3.3 above.

4.2	Specimen common stock certificate (incorporated by reference to the exhibit of the same number from the registration statement on Form S-1 of U.S. Auto Parts Network, Inc. (File No. 333-138379) initially filed with the Securities and Exchange Commission on November 2, 2006, as amended)

4.3	Securities Purchase Agreement dated March 25, 2013 by and among U.S. Auto Parts Network, Inc. and the Purchasers listed therein (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 25, 2013)

5.1	Opinion of Cooley LLP

23.1	Consent of Cooley LLP (included as Exhibit 5.1 to this filing)

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on the signature page hereto)